Exhibit 99.1

PRESS RELEASE
Investor Relations	Media:
New York: +1 (917)663 2233	Lausanne: +41 (0)58 242 45 00
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2013 FIRST-QUARTER RESULTS;
REVISES 2013 FULL-YEAR REPORTED DILUTED EPS FORECAST FOR CURRENCY ONLY; UNDERLYING BUSINESS OUTLOOK UNCHANGED

•	Reported diluted earnings per share of $1.28, up by $0.03 or 2.4% versus $1.25 in 2012

•	Excluding unfavorable currency of $0.07, reported diluted earnings per share up by 8.0% versus $1.25 in 2012 as detailed in the attached Schedule 9

•	Adjusted diluted earnings per share of $1.29, up by $0.04 or 3.2% versus $1.25 in 2012

•	Excluding unfavorable currency of $0.07, adjusted diluted earnings per share up by 8.8% as detailed in the attached Schedule 8

•	Cigarette shipment volume decline of 6.5%

•	Cigarette shipment volume decline of 2.1%, excluding the Philippines

•	Reported net revenues, excluding excise taxes, up by 1.8% to $7.6 billion

•	Excluding currency, reported net revenues, excluding excise taxes, up by 3.2%

•	Reported operating companies income down by 0.4% to $3.5 billion

•	Excluding currency, reported operating companies income up by 3.1%

•	Adjusted operating companies income, reflecting the items detailed in the attached Schedule 7, down by 0.6% to $3.5 billion

•	Excluding currency, adjusted operating companies income up by 2.9%

•	Reported operating income down by 0.5% to $3.4 billion

•	Repurchased 16.7 million shares of its common stock for $1.5 billion

•	PMI revises, for prevailing exchange rates only, its 2013 full-year reported diluted earnings per share forecast to be in a range of $5.55 to $5.65, versus $5.17 in 2012

•
Excluding a forecasted total unfavorable currency impact of approximately $0.19 for the full-year 2013, reported diluted earnings per share are projected to increase by approximately 10-12% versus adjusted diluted earnings per share of $5.22 in 2012, as detailed in the attached Schedule 12.

NEW YORK, April 18, 2013 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2013 first-quarter results.
“Our first quarter was relatively difficult, with our headline results marred by a number of known factors, including inventory movements, the 2012 leap year effect, currency and a slowly improving – but nevertheless substantial erosion in our – volume in the Philippines,” said Louis C. Camilleri, Chairman and Chief Executive Officer.
“Despite this apparent weakness, our pricing actions and market share momentum provide us with the confidence to reiterate our annual constant-currency adjusted diluted EPS growth rate target of 10-12%.”

Conference Call
A conference call, hosted by Jacek Olczak, Chief Financial Officer, with members of the investment community and news media, will be webcast at 9:00 a.m., Eastern Time, on April 18, 2013. Access is available at www.pmi.com/webcasts.

Dividends and Share Repurchase Program
During the first quarter, PMI spent $1.5 billion to repurchase 16.7 million shares, as shown in the table below.

Current $18 Billion, Three-Year Program
	Value	Shares
	($ Mio.)	000
August-September 2012	893	9,825
October-December 2012	1,960	22,380
January-March 2013	1,500	16,685
Total Under Program	4,353	48,890

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $29.4 billion to repurchase 505.7 million shares at an average price of $58.05 per share, or 24.0% of the shares outstanding at the time of the spin-off in March 2008.

2013 Full-Year Forecast
PMI revises, for prevailing exchange rates only, its 2013 full-year reported diluted earnings per share forecast to be in a range of $5.55 to $5.65, versus $5.17 in 2012.
Excluding a forecasted total unfavorable currency impact of approximately $0.19 for the full-year 2013, reported diluted earnings per share are projected to increase by approximately 10-12% versus adjusted diluted earnings per share of $5.22 in 2012, as detailed in the attached Schedule 12, unchanged from the constant-currency earnings per share forecast disclosed on February 20, 2013.
The forecasted $0.19 in unfavorable currency for the full-year 2013, based on prevailing exchange rates, represents an increase of $0.13 compared to the $0.06 of full-year unfavorable currency forecast previously disclosed on February 20, 2013.
This forecast includes a one-year gross productivity and cost savings target for 2013 of approximately $300 million and a share repurchase target for 2013 of $6.0 billion.
This forecast excludes the impact of any potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2013 FIRST-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries.  References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People’s Republic of China and/or PMI’s duty-free business. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives. Operating companies income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.  PMI’s management evaluates business segment performance and allocates resources based on OCI.  Management also reviews OCI, OCI margins and earnings per share, or “EPS”, on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), earnings before interest, taxes, depreciation, and amortization, or “EBITDA”, free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt.  PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be considered neither in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated.  For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this release.

NET REVENUES

PMI Reported Net Revenues ($ Millions)

	First-Quarter
				Excl.
	2013	2012	Change	Curr.
European Union	$1,970	$2,053	(4.0)%	(5.4)%
Eastern Europe, Middle East & Africa	2,043	1,835	11.3%	10.8%
Asia	2,790	2,777	0.5%	4.8%
Latin America & Canada	781	783	(0.3)%	2.2%
Total PMI	$7,584	$7,448	1.8%	3.2%

Net revenues of $7.6 billion were up by 1.8%, despite unfavorable currency of $103 million. Excluding currency, net revenues increased by 3.2%, driven by favorable pricing of $531 million across all Regions, partially offset by unfavorable volume/mix of $292 million.

OPERATING COMPANIES INCOME

PMI Reported Operating Companies Income ($ Millions)

	First-Quarter
				Excl.
	2013	2012	Change	Curr.
European Union	$938	$1,030	(8.9)%	(7.8)%
Eastern Europe, Middle East & Africa	935	810	15.4%	15.8%
Asia	1,342	1,407	(4.6)%	2.7%
Latin America & Canada	254	237	7.2%	8.9%
Total PMI	$3,469	$3,484	(0.4)%	3.1%

Reported operating companies income was down by 0.4% to $3.5 billion, including unfavorable currency of $122 million. Excluding currency, operating companies income was up by 3.1%, driven by higher pricing, partly offset by unfavorable volume/mix of $231 million, higher manufacturing costs, principally in Indonesia, and increased investments behind new brand launches, notably two variants of Lark Ice Mint 100s in Japan, and the annualization of business infrastructure investments in Russia.
Adjusted operating companies income declined by 0.6% as shown in the table below and detailed in Schedule 7. Adjusted operating companies income, excluding currency, increased by 2.9%.

PMI Operating Companies Income ($ Millions)

	First-Quarter

	2013	2012	Change
Reported OCI	$3,469	$3,484	(0.4)%
Asset impairment & exit costs	(3)	(8)
Adjusted OCI	$3,472	$3,492	(0.6)%
Adjusted OCI Margin*	45.8%	46.9%	(1.1) p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding currency, was down by 0.1 point to 46.8%, as detailed in Schedule 7.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	First-Quarter

	2013	2012	Change
European Union	42,967	47,789	(10.1)%
Eastern Europe, Middle East & Africa	66,834	65,928	1.4%
Asia	72,619	81,030	(10.4)%
Latin America & Canada	22,527	24,343	(7.5)%
Total PMI	204,947	219,090	(6.5)%

2013 First-Quarter
PMI’s cigarette shipment volume of 204.9 billion units was down by 6.5%, reflecting: a challenging comparison to the first quarter of 2012 in which cigarette shipment volume grew by 5.3%, excluding acquisitions; the favorable impact of the leap year in the first quarter of 2012; the unfavorable reversal in the quarter of trade inventories built up in the fourth quarter of 2012 ahead of excise tax increases in 2013, notably in Turkey; in the EU, the unfavorable impact of excise tax-driven price increases, the weak economic and employment environment, the growth of the OTP category, and the increased prevalence of illicit trade; and, the unfavorable impact of the disruptive January 2013 excise tax increase in the Philippines which reduced PMI shipment volume by 10.0 billion units or 42.5%. Excluding the Philippines, PMI’s cigarette shipment volume was down by 2.1%, or by 1.7% including other tobacco products (OTP) in cigarette equivalent units.
In the EU, PMI’s cigarette shipment volume of 43.0 billion units decreased by 10.1%, predominantly due to the aforementioned factors, notably in southern Europe which accounted for approximately 60% of the total decline. In EEMA, PMI’s cigarette shipment volume of 66.8 billion units grew by 1.4%, driven notably by North Africa, the Middle East, Russia and Ukraine, partly offset by Turkey. In Asia, PMI’s cigarette shipment volume of 72.6 billion units decreased by 10.4%, largely reflecting the aforementioned unfavorable excise tax impact in the Philippines, partially offset by Indonesia and Japan. Excluding the Philippines, PMI’s total cigarette shipment volume in Asia grew by 2.8%. In Latin America & Canada, PMI’s cigarette shipment volume of 22.5 billion units decreased by 7.5%, due primarily to a lower total market in Argentina, Brazil and Mexico.
Total cigarette shipments of Marlboro of 68.7 billion units were down by 4.8%, due primarily to declines in: the EU, notably France and Spain, partly offset by Germany; EEMA, primarily Russia, Turkey and Ukraine, partly offset by Egypt; Asia, largely the Philippines, partly offset by Japan; and Latin America & Canada, mainly Argentina, Brazil and Mexico. Excluding the Philippines, total cigarette shipments of Marlboro declined by 2.2%.
Total cigarette shipments of L&M of 22.2 billion units were up by 4.3%, driven notably by Egypt, Russia and Saudi Arabia, partly offset by Germany and Turkey. Total cigarette shipments of Bond Street of 9.9 billion units decreased by 0.7%. Total cigarette shipments of Philip Morris of 8.5 billion units decreased by 11.4%, due primarily to Italy and the Philippines. Total cigarette shipments of Parliament of 9.8 billion units were up by 5.4%, fueled by Kazakhstan and Russia. Total cigarette shipments of Chesterfield of 7.7 billion units were down by 6.0%, due primarily to Italy, Russia, Spain and the Ukraine, partly offset by Germany. Total cigarette shipments of Lark of 6.8 billion units decreased by 8.3%, due predominantly to Turkey, partly offset by Japan.
Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 8.8%, notably in Belgium, France and Spain. Total shipment volume for cigarettes and OTP combined was down by 6.0%.
PMI’s market share grew in a number of key markets, including Algeria, Brazil, Canada, Colombia, Egypt, France, Germany, Hong Kong, Indonesia, Italy, Kazakhstan, the Netherlands, Poland, Saudi Arabia, Spain, Thailand, Turkey, Ukraine and the United Kingdom.

EUROPEAN UNION REGION (EU)
2013 First-Quarter
In the EU, net revenues decreased by 4.0% to $2.0 billion.  Excluding favorable currency of $27 million, net revenues decreased by 5.4%, due to unfavorable volume/mix of $178 million, largely reflecting a lower total market, predominantly in Germany, Italy and Spain, partly offset by favorable pricing of $68 million, driven mainly by France, the Netherlands and Spain.
Operating companies income decreased by 8.9% to $938 million. Excluding unfavorable currency of $12 million, operating companies income decreased by 7.8%, principally reflecting unfavorable volume/mix of $140 million, partially offset by favorable pricing.
Adjusted operating companies income decreased by 8.9%, as shown in the table below and detailed on Schedule 7.  Adjusted operating companies income, excluding currency, decreased by 7.8%.

EU Operating Companies Income ($ Millions)
	First-Quarter

	2013	2012	Change
Reported OCI	$938	$1,030	(8.9)%
Asset impairment & exit costs	0	0
Adjusted OCI	$938	$1,030	(8.9)%
Adjusted OCI Margin*	47.6%	50.2%	(2.6) p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding currency, was down by 1.3 points to 48.9%, as detailed on Schedule 7, primarily as a result of the aforementioned unfavorable volume/mix.

The total cigarette market in the EU declined by 10.5% to 112.5 billion units, due primarily to tax-driven price increases, the unfavorable economic and employment environment, particularly in southern Europe, the growth of the OTP category, and the increased prevalence of illicit trade. The total OTP market in the EU was up by 0.8% to 38.8 billion cigarette equivalent units, driven by the fine cut category, up by 2.1% to 33.9 billion cigarette equivalent units.

Although PMI’s cigarette shipment volume in the EU declined by 10.1%, due principally to a lower total market across the Region,  PMI’s market share was up by 0.7 points to 38.1%.  While shipment volume of Marlboro decreased by 5.8%, mainly due to a lower total market, market share was up by 0.7 points to 18.7%, mainly reflecting flat or growing share across 70% of the Region’s markets. Despite a shipment volume decline for L&M of 9.7%, market share was flat at 6.6%. Shipment volume of Chesterfield was up by 1.6% and market share was up by 0.2 points to 3.7%, driven by gains notably in Austria, the Czech Republic, Portugal and the United Kingdom, partly offset by Germany. Although shipment volume of Philip Morris declined by 14.5%, market share was up by 0.3 points to 1.9%, with gains notably in France, Italy and Portugal.
PMI’s shipments of OTP, in cigarette equivalent units, grew by 6.9%, reflecting a higher total market and share. PMI’s OTP total market share was 12.8%, up by 0.7 points, driven by gains in the fine cut category, notably in Belgium, up by 0.8 points to 16.9%, France, up by 1.2 points to 26.4%, Greece, up by 0.6 points to 11.7%, Italy, up by 3.3 points to 30.5% and Spain, up by 4.0 points to 13.5%.

EU Key Market Commentaries
In France, the total cigarette market was down by 8.6% to 11.5 billion units, mainly reflecting the unfavorable impact of price increases in the fourth quarter of 2012, an increase in illicit trade, growth of the OTP category, and a weakening economy. Although PMI’s shipments were down by 5.0%, market share was up by 0.4 points to 40.0%, mainly driven by the resilience of premium Philip Morris, up by 1.0 point to 9.2%, and the growth of Chesterfield, up by 0.2 points to 3.4%. Market shares of Marlboro and L&M were down by 0.2 and 0.4 points to 24.5% and 2.5%, respectively. The total fine cut category was up by 6.5% to 3.4 billion cigarette equivalent units. PMI’s market share of the fine cut category was up by 1.2 points to 26.4%.
In Germany, the total cigarette market was down by 6.6% to 18.7 billion units, primarily reflecting a challenging comparison to the first quarter of 2012, in which the total cigarette market was up by 3.1%, and the unfavorable reversal in the quarter of trade inventory movements of competitors’ products in December 2012 ahead of the January 2013 excise tax increase. Although PMI’s shipments were down by 6.2%, market share was up by 0.2 points to 36.1%, with Marlboro up by 1.5 points to 22.3%, offset by L&M, down by 0.7 points to 10.5% and Chesterfield, down by 0.7 points to 1.6%. The total fine cut category was up by 1.2% to 9.9 billion cigarette equivalent units. PMI’s market share of the fine cut category was flat at 14.9%.
In Italy, the total cigarette market was down by 9.5% to 16.8 billion units, reflecting the impact of price increases in March 2012, an unfavorable economic environment, and an increase in illicit trade.  Although PMI’s shipments were down by 14.5%, largely due to the lower total market and unfavorable distributor inventory movements, market share was up by 0.6 points to 53.2%, with Marlboro, up by 0.9 points to 25.6%, driven by both the Red and Gold families. Market share of Philip Morris was up by 0.7 points to 1.9%, benefiting from the 2012 launch of Philip Morris Selection in the low-price segment, and share of Chesterfield grew by 0.1 point to 3.6%, partially offset by Diana in the low-price segment, down by 0.8 points to 12.0%, impacted by the availability of non-duty paid products. The total fine cut category was down by 3.6% to 1.4 billion cigarette equivalent units, reflecting the 2012 excise tax-driven reduction of the price gap differential with cigarettes. PMI’s market share of the fine cut category was up by 3.3 points to 30.5%, driven by the launch of Marlboro Red and Gold fine cut.

In Poland, the total cigarette market was down by 10.4% to 11.7 billion units, mainly reflecting the unfavorable impact of the availability of non-duty paid OTP products, as well as a challenging comparison to the first quarter of 2012 in which the total cigarette market was up by 1.0%. Although PMI’s shipments were down by 9.0%, market share was up by 0.5 points to 33.3%, benefiting from the 2012 launch of two new Marlboro super slims variants. Market shares of Marlboro, Chesterfield and L&M were up by 0.7, 0.1 and 0.9 points to 10.1%, 1.8% and 15.8%, respectively. The total fine cut category was down by 18.0% to 1.0 billion cigarette equivalent units, reflecting the prevalence of the aforementioned non-duty paid OTP products. PMI’s market share of the fine cut category was down by 1.7 points to 16.5%.
In Spain, the total cigarette market was down by 15.0% to 10.9 billion units, mainly reflecting the impact of price increases in 2012 and the first quarter of 2013, the unfavorable economic environment, the growth of the OTP category and illicit trade, and a challenging comparison to the first quarter of 2012 in which the total cigarette market was up by 0.7%. Although PMI’s shipments were down by 21.5%, driven by the total market contraction and unfavorable distributor inventory movements, PMI market share was up by 0.2 points to 30.4%, with higher share of Marlboro, up by 0.2 points to 14.1%, and Chesterfield, up by 0.3 points to 9.2%, partly offset by L&M, down by 0.1 point to 6.4% and Philip Morris, down by 0.2 points to 0.5%. The total fine cut category was up by 43.3% to 2.6 billion cigarette equivalent units. PMI’s market share of the fine cut category was up by 4.0 points to 13.5%.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)
2013 First-Quarter
In EEMA, net revenues increased by 11.3% to $2.0 billion. Excluding favorable currency of $10 million, net revenues increased by 10.8%, reflecting favorable pricing of $194 million, principally in Russia, Turkey and Ukraine, and favorable volume/mix of $4 million.
Operating companies income increased by 15.4% to $935 million. Excluding unfavorable currency of $3 million, operating companies income increased by 15.8%, due primarily to higher pricing, and favorable volume/mix of $3 million, partly offset by higher costs, principally related to the annualization of investments in business infrastructure in Russia.
Adjusted operating companies income increased by 15.4%, as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 15.8%.

EEMA Operating Companies Income ($ Millions)

	First-Quarter

	2013	2012	Change
Reported OCI	$935	$810	15.4%
Asset impairment & exit costs	0	0
Adjusted OCI	$935	$810	15.4%
Adjusted OCI Margin*	45.8%	44.1%	1.7 p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding currency, was up by 2.0 points to 46.1%, as detailed on Schedule 7.

PMI’s cigarette shipment volume in EEMA increased by 1.4%, mainly reflecting improved market conditions and higher share in Egypt, partly offset by the reversal in the quarter of trade inventory movements in the fourth quarter of 2012 particularly ahead of the January 2013 excise tax increase in Turkey.
Although PMI’s cigarette shipment volume of Marlboro was down by 0.9%, shipment volume of premium brands grew by 0.8%, driven by Parliament, up by 7.8%.

EEMA Key Market Commentaries
In Russia, PMI’s shipment volume in the first quarter increased by 1.8%, reflecting the timing of favorable distributor inventory movements. Shipment volume of PMI’s premium portfolio was up by 3.3%, driven by Parliament, up by 11.2%, offsetting a decline in Marlboro of 12.3%. In the mid-price segment, shipment volume was down by 0.5%, mainly due to Chesterfield, down by 11.5%, partially offset by L&M, up by 22.6%. In the low-price segment, shipment volume was up by 2.4%, driven by Bond Street, up by 2.5%, and Next, up by 11.9%, partially offset by Optima and Apollo Soyuz, down by 0.7% and 9.2%, respectively. PMI’s February year-to-date market share of 26.2%, as measured by Nielsen, was flat. Market share of Parliament was up by 0.2 points to 3.3%; Marlboro was down by 0.2 points to 1.8%, but flat compared to the third and fourth quarters of 2012; L&M was up by 0.1 point to 2.6% and Chesterfield was down by 0.2 points to 3.2%; Bond Street was up by 0.3 points to 6.6%; and Next was up by 0.1 point to 3.0%.
In Turkey, the total cigarette market decreased by an estimated 11.6% to 18.2 billion units, primarily reflecting the unfavorable reversal in the quarter of trade inventory movements in the fourth quarter of 2012, which was up by 24.8%, ahead of the January 2013 excise tax increase. Although PMI’s shipment volume decreased by 17.4%, PMI’s February year-to-date market share, as measured by Nielsen, grew by 0.1 point to 44.7%, driven by premium Parliament and mid-price Muratti, up by 1.0 and 0.4 points to 9.3% and 6.8%, respectively, partly offset by a decline in low-price L&M, down by 0.8 points to 7.6%. Market share of Marlboro was down by 0.2 points to 8.9%.

In Ukraine, the total cigarette market declined by an estimated 11.6% to 16.3 billion units, reflecting a challenging comparison to the first quarter of 2012, in which the total cigarette market was up by 5.6%, and the reversal of trade inventory movements in the fourth quarter of 2012 ahead of an excise tax restructuring in January 2013. PMI’s shipment volume increased by 1.8%, driven by Optima and President. PMI’s February year-to-date market share, as measured by Nielsen, was up by 1.8 points to 34.0%, mainly due to growth from PMI’s low-price segment brands of Bond Street, Optima and President. Share for premium Parliament was up by 0.3 points to 3.4%. Although share of Marlboro was down by 0.1 point to 5.7%, it was flat compared to the third and fourth quarters of 2012.

ASIA REGION
2013 First-Quarter
In Asia, net revenues increased by 0.5% to $2.8 billion, despite unfavorable currency of $121 million. Excluding currency, net revenues increased by 4.8%, reflecting favorable pricing of $193 million, principally in Australia, Indonesia and the Philippines, partially offset by unfavorable volume/mix of $59 million, primarily due to the Philippines.
Operating companies income of $1.3 billion declined by 4.6%, primarily due to unfavorable currency of $103 million. Excluding currency, operating companies income increased by 2.7%, reflecting favorable pricing, partially offset by higher manufacturing costs, principally in Indonesia, and the timing of investments behind new brand launches, notably two variants of Lark Ice Mint 100s in Japan.
Adjusted operating companies income decreased by 4.4% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 2.9%.

Asia Operating Companies Income ($ Millions)

	First-Quarter

	2013	2012	Change
Reported OCI	$1,342	$1,407	(4.6)%
Asset impairment & exit costs	(3)	0
Adjusted OCI	$1,345	$1,407	(4.4)%
Adjusted OCI Margin*	48.2%	50.7%	(2.5) p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding currency, was down by 1.0 point to 49.7%, as detailed on Schedule 7, primarily reflecting the impact of the aforementioned higher costs.

PMI’s cigarette shipment volume in Asia decreased by 10.4%, due primarily to the aforementioned decline in the Philippines. Excluding the Philippines, PMI’s cigarette shipment volume increased by 2.8%, with increases mainly in Japan and Indonesia.

Shipment volume of Marlboro was down by 6.6%, or up by 4.4% excluding the Philippines, driven by Japan.

Asia Key Market Commentaries
In Indonesia, the total cigarette market was up by 0.8% to 74.5 billion units, reflecting a challenging comparison to the first quarter of 2012 in which the total cigarette market grew by 13.9%. The total cigarette market for the full-year 2013 is estimated to increase by 5-6%. PMI’s shipment volume in the quarter grew by 4.9%. PMI’s market share was up by 1.4 points to 36.3%, driven notably by Sampoerna A in the premium segment, up by 0.8 points to 14.4%, and mid-price U Mild, up by 1.2 points to 4.1%. Marlboro’s market share was up by 0.1 point to 5.0% and its share of the “white” cigarettes segment increased by 4.0 points to 74.5%.
In Japan, the total cigarette market decreased by 3.2% to 45.1 billion units. PMI’s shipment volume was up by 6.9%, reflecting favorable distributor inventory movements. Although PMI’s market share was down by 0.5 points to 27.5%, reflecting widespread promotional activities by PMI’s principal competitor, Marlboro continued to demonstrate resilience with share unchanged at 12.3%. Share of Lark and Philip Morris was down by 0.4 and 0.2 points to 8.3% and 2.2%, respectively, partially offset by Virginia S., up by 0.2 points to 2.2%.
In Korea, the total cigarette market increased by 0.6% to 20.5 billion units, reflecting trade inventory movements ahead of a speculated excise tax increase. PMI’s shipment volume decreased by 4.3%, reflecting share declines following its price increases in February 2012. While PMI’s market share was down by 1.2 points to 19.2%, it was flat compared to the full-year 2012, and up by 0.3 points versus the fourth quarter of 2012. Market share of Marlboro and Parliament was down by 1.2 and 0.2 points to 7.6% and 6.8%, respectively, partly offset by Virginia S., up by 0.5 points to 4.1%.
In the Philippines, PMI’s shipment volume was down by 42.5%, primarily reflecting: the unfavorable impact of the disruptive excise tax increase in January 2013, which resulted in a recommended retail selling price increase for premium Marlboro and low-price Fortune of approximately 60% and 70%, respectively; the reversal of the prior-year trade inventory build-up in anticipation of the tax increase; and, the unfavorable impact of higher prices on trade working capital requirements. Although industry cigarette shipment volume was estimated to have declined by 39%, Nielsen consumer off-take data indicates that total cigarette consumption declined significantly less. The difference reflects the unfavorable impact of the aforementioned trade inventory movements and the high prevalence of local non-duty paid product. Total industry cigarette shipments are estimated to decline 20-25% for the full-year 2013. Market share in the quarter declined by 5.0 points to 87.8%. Marlboro’s market share was up by 0.7 points to 21.6%. Share of low-price Fortune was down by 6.2 points to 43.5%.

LATIN AMERICA & CANADA REGION
2013 First-Quarter
In Latin America & Canada, net revenues decreased by 0.3% to $781 million, including unfavorable currency of $19 million. Excluding currency, net revenues increased by 2.2%, reflecting favorable pricing of $76 million, principally in Argentina, Brazil and Mexico, partially offset by unfavorable volume/mix of $59 million.

Operating companies income increased by 7.2% to $254 million. Excluding unfavorable currency of $4 million, operating companies income increased by 8.9%, primarily reflecting favorable pricing, partially offset by unfavorable volume/mix of $51 million.
Adjusted operating companies income increased by 3.7% as shown in the table below and detailed on Schedule 7. Adjusted operating companies income, excluding currency, increased by 5.3%.

Latin America & Canada Operating Companies Income ($ Millions)

	First-Quarter

	2013	2012	Change
Reported OCI	$254	$237	7.2%
Asset impairment & exit costs	0	(8)
Adjusted OCI	$254	$245	3.7%
Adjusted OCI Margin*	32.5%	31.3%	1.2 p.p.
*Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding currency, was up by 1.0 point to 32.3%, as detailed on Schedule 7.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 7.5%, principally due to a lower total market in Brazil and a lower total market and share in Argentina and Mexico. Shipment volume of Marlboro decreased by 6.8%, mainly reflecting total market declines in Argentina, Brazil and Mexico, partly offset by market share gains in Brazil and Colombia.

Latin America & Canada Key Market Commentaries
In Argentina, the total cigarette market decreased by 4.9% to 10.8 billion units, largely due to the weakening of the economy. PMI’s cigarette shipment volume decreased by 5.3%. While PMI’s market share was down by 0.5 points to 74.6%, it was flat compared to the fourth quarter of 2012. The share decline was mainly driven by Marlboro and low-price Next, down by 0.8 and 0.5 points to 24.0% and 2.8%, respectively, partially offset by share of mid-price Philip Morris, up by 1.5 points to 40.1%.
In Canada, the total tax-paid cigarette market was down by 4.3% to 6.3 billion units, primarily reflecting trade inventory movements of competitors’ products in 2012. Although PMI’s cigarette shipment volume declined by 2.0%, market share was up by 0.7 points to 36.1%, with premium brand Belmont up by 0.1 point to 2.4%, and low-price brand Next up by 1.9 points to 9.1%, partly offset by mid-price Number 7 and low-price Accord, down by 0.1 and 0.4 points, to 4.3% and 3.0%, respectively. Market share of mid-price Canadian Classics was up by 0.1 point to 10.0%.
In Mexico, the total cigarette market was down by 2.7% to 8.1 billion units, primarily reflecting the impact of price increases in 2012 and January 2013. PMI’s cigarette shipment volume decreased by 3.9%. PMI’s market share declined by 0.8 points to 73.5%. Although share of Marlboro was down by 1.1 share points to 53.2%, its share of the premium price segment increased by 0.8 points to 81.1%. Market share of premium Benson & Hedges declined by 0.5 points to 5.8%. While market share of low-price Delicados, the second best-selling brand in the market, decreased by 0.3 points to 10.5%, the decline was offset by gains from PMI’s other local low-price brands.

Philip Morris International Inc. Profile
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in more than 180 markets. In 2012, the company held an estimated 16.3% share of the total international cigarette market outside of the U.S., or 28.8% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI’s business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2012. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

###

`

			Schedule 1
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended March 31,
($ in millions, except per share data)
(Unaudited)

	2013	2012	% Change
Net revenues	$18,527	$18,022	2.8%
Cost of sales	2,489	2,442	1.9%
Excise taxes on products (1)	10,943	10,574	3.5%
Gross profit	5,095	5,006	1.8%
Marketing, administration and research costs	1,623	1,514
Asset impairment and exit costs	3	8
Operating companies income	3,469	3,484	(0.4)%
Amortization of intangibles	24	24
General corporate expenses	58	57
Operating income	3,387	3,403	(0.5)%
Interest expense, net	236	213
Earnings before income taxes	3,151	3,190	(1.2)%
Provision for income taxes	933	958	(2.6)%
Net earnings	2,218	2,232	(0.6)%
Net earnings attributable to noncontrolling interests	93	71
Net earnings attributable to PMI	$2,125	$2,161	(1.7)%

Per share data:(2)
Basic earnings per share	$1.28	$1.25	2.4%
Diluted earnings per share	$1.28	$1.25	2.4%

(1) The segment detail of excise taxes on products sold for the quarters ended March 31, 2013 and 2012 is shown on Schedule 2.

(2) Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended March 31, 2013 and 2012 are shown on Schedule 4, Footnote 1.

`

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total

2013	Net Revenues (1)	$6,523	$4,423	$5,251	$2,330	$18,527
	Excise Taxes on Products	(4,553)	(2,380)	(2,461)	(1,549)	(10,943)
	Net Revenues excluding Excise Taxes	1,970	2,043	2,790	781	7,584

2012	Net Revenues	$6,470	$4,069	$5,177	$2,306	$18,022
	Excise Taxes on Products	(4,417)	(2,234)	(2,400)	(1,523)	(10,574)
	Net Revenues excluding Excise Taxes	2,053	1,835	2,777	783	7,448

Variance	Currency	27	10	(121)	(19)	(103)
	Acquisitions	—	—	—	—	—
	Operations	(110)	198	134	17	239
	Variance Total	(83)	208	13	(2)	136
	Variance Total (%)	(4.0%)	11.3%	0.5%	(0.3)%	1.8%

	Variance excluding Currency	(110)	198	134	17	239
	Variance excluding Currency (%)	(5.4)%	10.8%	4.8%	2.2%	3.2%

	Variance excluding Currency & Acquisitions	(110)	198	134	17	239
	Variance excluding Currency & Acquisitions (%)	(5.4)%	10.8%	4.8%	2.2%	3.2%

(1) 2013 Currency increased (decreased) net revenues as follows:
	European Union	$103
	EEMA	39
	Asia	(162)
	Latin America & Canada	(86)
		$(106)

`

				Schedule 3
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Selected Financial Data by Business Segment
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2013	$938	$935	$1,342	$254	$3,469
2012	1,030	810	1,407	237	3,484
% Change	(8.9)%	15.4%	(4.6)%	7.2%	(0.4)%

Reconciliation:
For the quarter ended March 31, 2012	$1,030	$810	$1,407	$237	$3,484

2012 Asset impairment and exit costs	—	—	—	8	8
2013 Asset impairment and exit costs	—	—	(3)	—	(3)

Acquired businesses	—	—	—	—	—
Currency	(12)	(3)	(103)	(4)	(122)
Operations	(80)	128	41	13	102
For the quarter ended March 31, 2013	$938	$935	$1,342	$254	$3,469

`

		Schedule 4
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Diluted Earnings Per Share
For the Quarters Ended March 31,
($ in millions, except per share data)
(Unaudited)

		Diluted
		E.P.S.

2013 Diluted Earnings Per Share		$ 1.28	(1)
2012 Diluted Earnings Per Share		$ 1.25	(1)
Change		$ 0.03
% Change		2.4%

Reconciliation:
2012 Diluted Earnings Per Share		$ 1.25	(1)

Special Items:
2012 Asset impairment and exit costs		—
2012 Tax items		—
2013 Asset impairment and exit costs		—
2013 Tax items		(0.01)

Currency		(0.07)
Interest		(0.01)
Change in tax rate		0.01
Impact of lower shares outstanding and share-based payments		0.05
Operations		0.06
2013 Diluted Earnings Per Share		$1.28	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q1 2013	Q1 2012

Net earnings attributable to PMI	$2,125	$2,161
Less distributed and undistributed earnings attributable
to share-based payment awards	11	12
Net earnings for basic and diluted EPS	$2,114	$2,149

Weighted-average shares for basic and diluted EPS	1,646	1,719

`

			Schedule 5
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)
(Unaudited)

	March 31,		December 31,
	2013		2012
Assets
Cash and cash equivalents	$3,981		$2,983
All other current assets	12,680		13,607
Property, plant and equipment, net	6,473		6,645
Goodwill	9,765		9,900
Other intangible assets, net	3,597		3,619
Other assets	922		916
Total assets	$37,418		$37,670

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$1,539		$2,419
Current portion of long-term debt	3,263		2,781
All other current liabilities	9,707		11,816
Long-term debt	20,796		17,639
Deferred income taxes	1,873		1,875
Other long-term liabilities	2,972		2,993
Total liabilities	40,150		39,523

Redeemable noncontrolling interest	1,323		1,301

Total PMI stockholders' deficit	(4,314)		(3,476)
Noncontrolling interests	259		322
Total stockholders' deficit	(4,055)		(3,154)
Total liabilities and stockholders' (deficit) equity	$37,418		$37,670

Total debt	$25,598		$22,839
Total debt to EBITDA	1.74	(1)	1.55	(1)
Net debt to EBITDA	1.47	(1)	1.35	(1)

(1) For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 10.

`

												Schedule 6
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Currency and Acquisitions
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

2013								2012			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$6,523	$4,553	$1,970	$27	$1,943	$ -	$1,943	European Union	$6,470	$4,417	$2,053	(4.0%)	(5.4)%	(5.4)%
4,423	2,380	2,043	10	2,033	—	2,033	EEMA	4,069	2,234	1,835	11.3%	10.8%	10.8%
5,251	2,461	2,790	(121)	2,911	—	2,911	Asia	5,177	2,400	2,777	0.5%	4.8%	4.8%
2,330	1,549	781	(19)	800	—	800	Latin America & Canada	2,306	1,523	783	(0.3)%	2.2%	2.2%

$18,527	$10,943	$7,584	$(103)	$7,687	$ -	$7,687	PMI Total	$18,022	$10,574	$7,448	1.8%	3.2%	3.2%

2013								2012			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$938			$(12)	$950	$ -	$950	European Union			$1,030	(8.9)%	(7.8)%	(7.8)%
935			(3)	938	—	938	EEMA			810	15.4%	15.8%	15.8%
1,342			(103)	1,445	—	1,445	Asia			1,407	(4.6)%	2.7%	2.7%
254			(4)	258	—	258	Latin America & Canada			237	7.2%	8.9%	8.9%

$3,469			$(122)	$3,591	$ -	$3,591	PMI Total			$3,484	(0.4)%	3.1%	3.1%

`

													Schedule 7
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &
Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

2013								2012			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$938	$ -	$938	$(12)	$950	$ -	$950	European Union	$1,030	$ -	$1,030	(8.9)%	(7.8)%	(7.8)%
935	—	935	(3)	938	—	938	EEMA	810	—	810	15.4%	15.8%	15.8%
1,342	(3)	1,345	(103)	1,448	—	1,448	Asia	1,407	—	1,407	(4.4)%	2.9%	2.9%
254	—	254	(4)	258	—	258	Latin America & Canada	237	(8)	245	3.7%	5.3%	5.3%

$3,469	$(3)	$3,472	$(122)	$3,594	$ -	$3,594	PMI Total	$3,484	$(8)	$3,492	(0.6)%	2.9%	2.9%

2013								2012				% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes (1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$950	$1,943	48.9%		$950	$1,943	48.9%	European Union	$1,030	$2,053	50.2%		(1.3)	(1.3)
938	2,033	46.1%		938	2,033	46.1%	EEMA	810	1,835	44.1%		2.0	2.0
1,448	2,911	49.7%		1,448	2,911	49.7%	Asia	1,407	2,777	50.7%		(1)	(1)
258	800	32.3%		258	800	32.3%	Latin America & Canada	245	783	31.3%		1.0	1.0

$3,594	$7,687	46.8%		$3,594	$7,687	46.8%	PMI Total	$3,492	$7,448	46.9%		(0.1)	(0.1)

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 6.

`

			Schedule 8
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency
For the Quarters Ended March 31,
(Unaudited)

	2013	2012	% Change

Reported Diluted EPS	$ 1.28	$ 1.25	2.4%

Adjustments:
Asset impairment and exit costs	—	—
Tax items	0.01	—

Adjusted Diluted EPS	$1.29	$1.25	3.2%

Less:
Currency impact	(0.07)

Adjusted Diluted EPS, excluding Currency	$1.36	$1.25	8.8%

`

				Schedule 9
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency
For the Quarters Ended March 31,
(Unaudited)

	2013	2012	% Change

Reported Diluted EPS	$ 1.28	$ 1.25	2.4%

Less:
Currency impact	(0.07)

Reported Diluted EPS, excluding Currency	$1.35	$1.25	8%

`

				Schedule 10
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios
($ in millions, except ratios)
(Unaudited)

	For the Year Ended			For the Year Ended
	March 31,			December 31,
	2013			2012
	April ~ December	January ~ March	12 months
	2012	2013	rolling

Earnings before income taxes	$9,797	$3,151	$12,948	$12,987
Interest expense, net	646	236	882	859
Depreciation and amortization	671	222	893	898
EBITDA	$11,114	$3,609	$14,723	$14,744

			March 31,	December 31,
			2013	2012

Short-term borrowings			$1,539	$2,419
Current portion of long-term debt			3,263	2,781
Long-term debt			20,796	17,639
Total Debt			$25,598	$22,839
Less: Cash and cash equivalents			3,981	2,983
Net Debt			$21,617	$19,856

Ratios
Total Debt to EBITDA			1.74	1.55
Net Debt to EBITDA			1.47	1.35

`

			Schedule 11
PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
For the Quarters Ended March 31,
($ in millions)
(Unaudited)

	For the Quarters Ended
	March 31,
	2013	2012	% Change

Net cash provided by operating activities(a)	$1,363	$1,898	(28.2)%

Less:
Capital expenditures	240	227

Free cash flow	$1,123	$1,671	(32.8)%

Less:
Currency impact	(262)

Free cash flow, excluding currency	$1,385	$1,671	(17.1)%

	For the Quarters Ended
	March 31,
	2013	2012	% Change

Net cash provided by operating activities(a)	$1,363	$1,898	(28.2)%

Less:
Currency impact	(265)

Net cash provided by operating activities, excluding currency	$1,628	$1,898	(14.2)%

(a) Operating cash flow.

`

		Schedule 12

PHILIP MORRIS INTERNATIONAL INC.
and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS
For the Year Ended December 31,
(Unaudited)

	2012

Reported Diluted EPS	$ 5.17

Adjustments:
Asset impairment and exit costs	0.03
Tax items	0.02

Adjusted Diluted EPS	$5.22